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                                                                    Exhibit 99.3

                                                                January __, 1998



                            EXCHANGE AGENT AGREEMENT



State Street Bank and Trust Company
Corporate Trust Department
Two International Place, 4th Floor
Boston, Massachusetts  02110


Ladies and Gentlemen:

                  Discovery Zone, Inc. (the "Company") proposes to make an offer (the "Exchange Offer") to exchange any and all of its outstanding 13 1/2% Senior Secured Notes due 2002 (the "Old Notes") for up to an aggregate principal amount of $85,000,000 of its 13 1/2% Senior Secured Notes due 2002 and of $85,000,000 of its 13 1/2% Senior Secured Notes due 2002 (the "New Notes"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a rospectus dated _____, 1998 (the "Prospectus"), proposed to be distributed to all record holders of the Old Notes. The Old Notes and the New Notes are collectively referred to herein as the "Notes."

                 The Company hereby appoints State Street Bank and Trust Company to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to State Street Bank and Trust Company.

                  The Exchange Offer is expected to be commenced by the Company on or about _______, 1998. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Notes to accept the Exchange Offer, and contains instructions with respect to the delivery of certificates for Old Notes tendered.

                  The Exchange Offer shall expire at 5:00 P.M., New York City time, on _______, 1998 or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 A.M., New York City time, actually received by you on the business day following the previously scheduled Expiration Date.


                  The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted by the Company for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "The Exchange Offer -- Termination." The Company will give oral (confirmed in writing) or written notice of any amendment or termination of the Exchange

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Offer or  nonacceptance of any old Note to you as promptly as practicable in all cases prior to the time you are obligated to take any action in contravention of such amendment or termination or nonacceptance.

                  In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

                  1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" or as specifically set forth herein, subject to such instructions as you shall receive in accordance with and subject to the terms of the preceding sentence and other applicable terms of this Agreement; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

                  2. You will establish an account with respect to the Old Notes at the Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Notes by causing the Book-Entry Transfer Facility to transfer such Old Notes into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

                  3. You are to examine each of the Letters of Transmittal and certificates for Old Notes (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility (a "Book-Entry Confirmation")) and Agent's Messages (as defined below) and any other documents, including, without limitation, Notices of Guaranteed Delivery, delivered or mailed to you by or for holders of the Old Notes to ascertain whether: (i) the Letters of Transmittal, the Agent's Messages, the Notices of Guaranteed Delivery and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Old Notes have otherwise been properly tendered. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Notes are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

                  You shall segregate all tenders which are in accordance with the procedures set forth in the Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery from those in which the Letter of Transmittal, Agent's Message, Notice of Guaranteed Delivery or any other document has been improperly completed or executed, or some other irregularity in connection with the acceptance of the Exchange Offer exists including, with respect to a Notice of Guaranteed Delivery, the receipt of the Old Notes ("Defective Deposits"). Upon notice to the Company or its representatives, you shall use your best efforts to assist the Company to

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cause holders who effected any Defective Deposit to cure such Defective Deposit.
The term "Agent's Message" means a message, transmitted by DTC and received by you and forming part of a Book-Entry Confirmation, that states that DTC has
received  an  express   acknowledgment   from  a   participant   in  its  system
("Participant") tendering Old Notes that are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that the Company may enforce such agreement against such Participant.

                  4. With the approval of Scott W. Bernstein, Robert G. Rooney or Andrew M. Smith, all of whom are officers of the Company (each an "Officer" and together, "Officers") (such approval, if given orally, to be confirmed in writing) or any other party designated by such Officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Notes pursuant to the Exchange Offer.


                  5. Tenders of Old Notes may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering," and Old Notes shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein. Notwithstanding the provisions of this paragraph 5, Old Notes which an Officer (or any other party designated by an Officer in writing) shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

                  6. You shall advise the Company with respect to any Old Notes received subsequent to the Expiration Date and follow its written instructions with respect to disposition of such Old Notes.

                  7. You shall accept tenders:

                  (a) in cases where the Old Notes are registered in two or more names only if signed by all named holders;

                  (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and

                  (c) from persons other than the registered holder of Old Notes provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

                  You shall accept partial tenders of Old Notes where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Notes to the transfer agent for split-up and return by standard means any untendered Old Notes to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or

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termination of the Exchange Offer.

                  8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance before 5:00 P.M. New York City time within two business days following the Expiration Date, of all Old Notes properly tendered and you, on behalf of the Company, will exchange such Old Notes for New Notes and cause such Old Notes to be cancelled provided State Street has been supplied with inventory. Delivery of New Notes will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Notes for each $1,000 principal amount of the corresponding series of Old Notes tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Notes by the Company; provided, however, that in all cases, Old Notes tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, together with (i) the Note being tendered (if such Note is held in certificated form), properly endorsed for transfer, or (ii) a Book-Entry Confirmation (if such Note is held in book-entry form), or (iii) a Notice of Guaranteed Delivery, and any other required documents. The New Notes shall be issued only in fully registered form, without coupons, in denominations of $1,000 or multiples thereof. In no event will you exchange Notes prior to the Expiration Date.

                  9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

                  10. The Company shall not be required to exchange any Old Notes tendered if any of the conditions set forth in the Exchange Offer are not met. Written notice of any decision by the Company not to exchange any Old Notes tendered shall be given by the Company to you before 5:00 P.M. New York City time within two business days following the Expiration Date.

                  11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Notes tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Termination" or otherwise, and you shall have been advised by the Company (such notice if given orally to be confirmed in writing) of such nonacceptance, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Notes (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

                  12. All certificates for reissued Old Notes or unaccepted Old Notes shall be


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forwarded by (a) first-class  certified mail,  return receipt  requested under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non- delivery of such certificates or (b) by registered mail insured separately for the replacement value of each of such certificates.

                  13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

                  14.  As Exchange Agent hereunder you:

                  (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company;

                  (b) will not be required to and will make no representations and have no responsibilities as to the validity, sufficiency, value or genuineness of any Notes, Letters of Transmittal or documents deposited with you, or of any Notes delivered by you, pursuant to the Exchange Offer or of any signatures or endorsements, other than your own, or any thereof;

                  (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

                  (d) may reasonably rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

                  (e) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

                  (f) may rely on and shall be protected in acting upon written or oral instructions, with respect to any matter relating to your duties as Exchange Agent, from any officer of the Company;

                  (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or


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         omitted to be taken by you  hereunder  in good faith and in  accordance with the advice or opinion of such counsel; and

                  (h) shall not advise any person tendering Old Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Notes.

                  15. You shall advise by facsimile transmission ((914) 345-4516) or telephone ((914) 345-4500), and promptly thereafter confirm in writing to, Andrew M. Smith at Discovery Zone, Inc., 565 Taxter Road, Fifth Floor, Elmsford, New York 10523, of the Company and such other person or persons as it may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Old Notes which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also assist the Company by informing, and cooperating, in making available to, the Company or any such other person or persons upon request (such request if given orally, to be confirmed in writing) made from time to time prior to the Expiration Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. The Company shall prepare a final list of all persons whose tenders were accepted and deliver said list to you before 5:00 P.M. New York City time within two business days after the Expiration Date. You shall prepare a list of the aggregate principal amount of Old Notes tendered, the aggregate principal amount of Old Notes accepted and deliver said list to the Company.

                  16. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of notes. You shall dispose of unused Letters of Transmittal which were supplied to you by the Company for curing purposes only and other surplus materials by returning them to the Company.

                  17. You hereby expressly waive any lien, encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.

                  18. For services rendered as Exchange Agent hereunder, you shall be entitled

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to such compensation as set forth on Schedule I attached hereto.

                  19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

                  20. The Company covenants and agrees to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including reasonable attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Notes reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Notes; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your gross negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company shall retain counsel satisfactory to you to defend such suit.

                  21. THIS AGREEMENT AND YOUR APPOINTMENT AS EXCHANGE AGENT HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. This Agreement and your appointment as Exchange Agent hereunder shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

                  22.   This   Agreement   may  be   executed  in  two  or  more
counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  23. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in

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                                        8

any way be affected or impaired thereby.

                  24. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

                  25. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing), shall be delivered by hand or first class mail, postage prepaid, shall be deemed given when received and shall be sent to the addresses listed below or to such other addresses as the addressee shall designate from time to time by notice:

                  Company:        Discovery Zone, Inc.
                                  565 Taxter Road
                                  Fifth Floor
                                  Elmsford, New York 10523
                                  Attention: Andrew M. Smith

            Exchange Agent:       State Street Bank and Trust Company
                                  Two International Place, 4th Floor
                                  Boston, Massachusetts  02110

                                  Facsimile:  (617)  664-5371
                                  Attention:  Corporate Trust Department/
                                              Transfer Unit

                  26. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 19, 21 and 23 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Notes, other related documents, funds or property then held by you as Exchange Agent under this Agreement.

                  27. This Agreement shall be binding and effective as of the date hereof.

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                                        9

                  Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                             DISCOVERY ZONE, INC.




                                             By:  __________________________
                                                  Name:
                                                  Title:





Accepted as the date
first above written:


STATE STREET BANK AND TRUST COMPANY, Exchange Agent


By:  ________________________
     Name:
     Title:

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                                   SCHEDULE I



                  The fee is $5,000, which fee does not include the original disseminating of Letters of Transmittal or Prospectuses or the handling of such subsequent request for Letters of Transmittal or Prospectuses which services are not being provided by the Exchange Agent hereunder.

                  In addition, the Company will pay the reasonable fees of the Exchange Agent's counsel which fees are incurred by the Exchange Agent in connection with the performance of its duties under and for preparation of the Exchange Agent Agreement.